Exhibit 10.1

June 8, 2018

PERSONAL AND CONFIDENTIAL

James Keeley

Re: Offer of Employment

Dear James:

We are pleased to extend this offer to you to join Internap Corporation as our Chief Financial Officer beginning on Monday, June 11, 2018. In this position, you will report to me. You will be based in our Reston, VA office, with an expectation that you will travel to Atlanta on a regular basis. We are excited that you have chosen to become part of our highly motivated team and believe you will become a key player in INAP’s success

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You will receive a starting base salary of $10,576.92 ($275,000 on an annualized basis) per pay- period less payroll deductions and all required withholdings. You will also be subject to review through our performance evaluation process.

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You will be eligible to participate in the INAP 2018 Short Term Incentive Plan (“STIP”). Any payments that may be made to you will be based on INAP’s achievement of goals approved by the Board of Directors. Your initial bonus opportunity under the Incentive Plan will be 50% of your 2018 actual earned base salary, subject to the terms of the Incentive Plan.

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You will also be eligible for a pro-rated annual grant based on your hire date in accordance with INAP’s 2018 Long Term Incentive Plan (“LTIP”) or equivalent, equal to 100% of your base salary at the discretion of the Compensation Committee and based on performance. The annual grant may be in the form of restricted stock and will be subject to a three-year vest; no less than 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee’s approve metrics and the committee’s discretion.

All vesting is subject to you being an employee in good standing on each date of vesting. All shares are governed by the language in our incentive stock plan (a copy of which will be mailed to you separately) as well as the actual grant documents which define the specific terms of your grant. You will be subject to INAP’s Insider Trading Policy.

•	You will be eligible to participate in the benefits we offer generally to our employees. A benefit summary is included in your new hire packet.

250 Williams Street | Suite E-100 | Atlanta, GA 30303 | www.inap .com

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After completing one year of service with INAP, should your employment be terminated due to reasons other than cause and provided that you satisfy the conditions of the Release Agreement, you will be eligible for twelve months of Severance Pay. Should your employment be terminated due to reasons other than cause prior to the completion of one year of service, you will be eligible for six months of severance.

Although we expect that your relationship with INAP will be a long and productive one, we are not requiring a commitment from you for a particular length of time. Your employment with INAP will be “at will” meaning that you may choose to resign at any time for any reason, and INAP may choose to end your employment at any time for any reason. This offer should not be construed as creating a contract of employment for a specific period of time and the at will nature of your employment can only be changed by a written employment agreement signed by you and INAP’s Chief Executive Officer.

INAP is required to verify the identity and employment authorization of all new hires. To comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of your start date. Information about what you will need to bring to work with you to complete this form will be provided to you once you sign and return this offer letter. This offer is also contingent upon successful completion of a background check.

You must also sign the attached Employment Covenants Agreement and certify you have read and agree to be bound by the INAP Code of Conduct included in your new hire packet.

James, we look forward to working with you as part of the INAP team. Please sign and date this letter, and return it to the Human Resources Department.

Sincerely,

/s/ Peter Aquino

Peter D. Aquino
President & CEO

I accept the offer of employment contained in this letter and hereby agree that I have read and understand the statements contained in this letter including all attachments.

/s/ James Keeley	Date: June 8, 2018
James Keeley

INTERNAP CORPORATION

EMPLOYMENT COVENANTS AGREEMENT

This Employment Covenants Agreement (the “Agreement”) is made this 8th day of June 2018 (the “Effective Date”), between Internap Corporation (the “Company”) and James Keeley (“You” or “Your”) (collectively, the “Parties”). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” set forth in Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

For and in consideration of the Company’s agreement to employ You or continue to employ You, You agree to the following terms:

1.     Acknowledgments. You acknowledge and agree that the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 and 3 below, are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends, and:

(a)   You will (i) serve the Company as a Key Employee; and/or (ii) serve the Company as a Professional; and/or (iii) (A) have a primary duty of managing a department or subdivision of the Company, (B) customarily and regularly direct the work of two or more other employees, and (C) have the authority to hire or fire other employees; and/or

(b)   Your position is a position of trust and responsibility with access to (i) Confidential Information, (ii) Trade Secrets, (iii) information concerning employees of the Company, (iv) information concerning Customers of the Company, and/or (v) information concerning Prospective Customers of the Company.

2.     Trade Secrets and Confidential Information.

(a)   You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(b)   You shall not: (i) both during and after Your employment with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away or transfer in any way (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Your employment for any reason, (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.

(c)   The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

(d)   The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.

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3.     Non-Recruitment of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this Section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.

4.     Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company.

5.     Fiduciary Duty. You owe a duty of care and loyalty to the Company, as well as a duty to perform Your duties to the Company in a manner that is in the best interests of the Company. You owe such  duties to the Company in addition to duties imposed upon You under applicable law.

6.     Work Product. Your employment duties may include the creation of Work Product in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire and shall be owned upon its creation exclusively by the Company. You hereby assign all Work Product arising from your employment duties to the Company (whether presently-existing or created in the future), for the exclusive benefit of the Company. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You hereby assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, upon future creation, all future Work Product to the Company.

The Company shall have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity and any other protection available in the Work Product and all of the assets, properties, contracts, rights and obligations relating thereto, including the right to recover for damages and profits and any and all other remedies for past, present and future infringement or misappropriation of the Work Product. You shall not take any actions inconsistent with this Agreement, including but not limited to the execution of any agreements with any third parties that may affect title in any Work Product by the Company. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including a formal assignment to the Company), whether for filing an application or registration for protection of the Work Product (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company, (iii) reviewing and approving Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. You agree to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Your possession or control, and is reasonably available and retrievable.

You agree to disclose to the Company and provide the Company with a complete written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product, and upon request by the Company.

7.     License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

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8.     Release. During Your employment and after Your employment with the Company ends,  You consent to the Company’s use of Your image, likeness, voice or other characteristics in the Company’s products, services or marketing or informational materials. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

9.     Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venture, employee or independent contractor. During the Restricted Period, You authorize the Company  to provide a copy of this Agreement to persons and/or entities whom You work or consult as an owner, partner, joint venture, employee or independent contractor.

10.  Return of Company Property/Materials. Upon the termination of Your employment for  any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials and any other property, record, document or piece of equipment belonging to the Company. You shall not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody or control, or (ii) destroy, delete or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors or suppliers.

11.  Injunctive Relief. If You breach any portion of this Agreement, You agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

12.  Independent Enforcement. Each of the covenants set forth in Sections 2 and 3 of this Agreement shall be construed as an agreement independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Sections 2 and 3 of this Agreement.  The Company shall not be barred from enforcing any of the covenants set forth in Sections 2 and 3 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

13.  At-will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice.

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14.  Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

15.  Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

16.  Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

17.  Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

18.  No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

19.  Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of  this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

20.   Amendment. As a condition of employment and a material term under this Agreement, You agree that, at any time during Your employment, if requested by the Company, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Sections 2 and 3 of this Agreement (the “Amendment”) based on changes to Your duties, changes in the Company’s Business or changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

21.  Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.

22.  Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

23.  Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

24.  Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Internap Corporation
/s/ James Keeley
By: /s/ John D. Filipowicz	Employee Signature

Name:	John D. Filipowicz	Printed Name:	James Keeley

Title:	Chief Administrative Officer

Address: 250 Williams Street, Suite E-100, Atlanta, GA 30303

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EXHIBIT A

DEFINITIONS

A.    “Business” means (i) those activities, products and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company within two years prior to termination of Your employment with the Company, and (ii) the business of providing information technology (IT) infrastructure services that enable businesses to securely store, host, access and deliver their online applications and media content through the Internet. Such services include, but are not limited to: (a) Internet connectivity, (b) colocation services, (c) managed hosting services, (d) content delivery network services and (d) “Cloud” computing services.

B.    “Confidential Information” means (i) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (c) possesses an element of value to the Company, and (d) is not generally known to the Company’s competitors, and (ii) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers or Customers. Confidential Information includes, but is not limited to, (1) methods of operation, (2) price lists, (3) financial information and projections, (4) personnel data, (5) future business plans, (6i) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (7) the Work Product, (8) advertising or marketing plans, and (9) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

C.    “Customer” means any person or entity to which the Company has sold its products or services.

D.    “Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

E.     “Key Employee” means that, by reason of the Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Your employment with the Company, You will gain a high level of notoriety, fame, reputation or public persona as the Company’s representative or spokesperson, or will gain a high level of influence or credibility with the Company’s Customers, vendors or other business relationships, or will be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company.

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Such term also means that You will possess selective or specialized skills, learning, or abilities or customer contacts or customer information by reason of having worked for the Company.

F.    “Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers, regardless of whether they are resellers, distributors or end users.

G.    “Material Interaction” means any interaction with an Employee which relates or related, directly or indirectly, to the performance of Your duties or the Employee’s duties for the Company.

H.    “Professional” means an employee who has a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

I.     “Prospective Customer” means any person or entity to which the Company has solicited to purchase the Company’s products or services.

J.     “Restricted Period” means the time period during Your employment with the Company, and for six (6) months after Your employment with the Company ends.

K.    “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors or suppliers, or a list of potential customers, clients, licensors or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

L.     “Work Product” means:

(i)
any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images and artistic works and any related application or registrations and each and every original, interim and final version, copy, replica, prototype or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof, or

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(ii)
any subject matter (including but not limited to any new and useful process, machine, manufacture or composition or matter, or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (a) is created within the scope of Your employment, (b) is based on, results from or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part by using the Company’s time, resources, data, facilities or equipment.

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